Exhibit 99.1
                        NEWS RELEASE

Contact:
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
Email: investorrelations@andersonsinc.com

The Andersons, Inc. Announces Growth Target for 2028

MAUMEE, Ohio, December 11, 2025 /PRNewswire/ – The Andersons, Inc. (Nasdaq: ANDE), a leading North American agricultural and renewable fuels company, hosted its 2025 Investor Day, unveiling its growth plan for achieving a run-rate earnings per share of $7.00 exiting 2028, a 36% compounded annual growth rate from $2.56 per share for the trailing twelve months ended September 30, 2025.

“Our long-term strategic framework outlines the opportunities we have to accelerate our growth, optimize our margin potential, and continue to deliver value through a disciplined deployment of capital across the enterprise,” said President and Chief Executive Officer Bill Krueger. “We will leverage our balanced and diversified portfolio to continue our long track record of delivering growth and value for our shareholders.”

The framework outlined the company’s long-term growth potential with an emphasis on:

•Investing in strategic growth opportunities across the company, including a $60 million capital investment at the Clymers, Indiana, ethanol plant, which is expected to deliver increased ethanol capacity of 30 million gallons in mid-2027.

•Completing the expansion of the export terminal at the Port of Houston in 2026, enabling the export of soybean meal to the international market and further enhancing the efficient export of western grains.

•Continuing to strengthen geographic presence and expand merchandising capabilities by leveraging opportunities provided through the Skyland Grain acquisition and integration.

•Enhancing customer loyalty and value by providing customized solutions that meet the evolving needs of the market.

•Remaining focused on running efficient, low-CI ethanol plants, and maximizing 45Z tax credits.

Exhibit 99.1

•Utilizing a disciplined, long-term capital investment strategy to drive growth that provides strong margins and cash flows.

•Returning capital to shareholders through a balanced approach, including the continuation of the more than 25-year track record of consecutive dividend payments and opportunistic share repurchases.

“The Andersons is well-positioned to capitalize on the favorable macro trends that are driving growth within the agriculture and renewable fuels markets,” said Executive Vice President and CFO Brian Valentine. “Our strategy enables us to continue delivering strong shareholder value throughout the ag cycle.”

An archived copy of The Andersons Investor Day 2025 webcast is available at https://investorday.andersonsinc.com/.

Forward-Looking Statements
This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, geopolitical risk, and the risk factors set forth from time to time in the company's filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

About The Andersons, Inc.
The Andersons, Inc., is a North American agriculture and renewable fuels company. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.